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ARDENT HEALTH SERVICES, INC.                                       EXHIBIT 12.1
Computation of Ratio of Earnings to Fixed Charges
(dollars in thousands)


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
                                                                                              Predecessor Company
                                                                                 --------------------------------------------------
                       Pro
                      Forma
                       Nine                          Pro                 Five     Seven
                      Month                         Forma                Month    Month     Six
                      Period    Nine Month Period    Year       Year     Period   Period   Months
                     September  Ended September 30,  Ended      Ended    Ended    Ended     Ended        Year Ended June 30,
                        30,     ------------------- Dec. 31,   Dec. 31, Dec. 31, July 31,  Dec. 31,  ------------------------------
                        2003     2003       2002      2002       2002     2001     2001      2000     2000        1999       1998
                      --------  -------   --------- --------   -------- -------- --------  --------  -------    --------    -------

Income from
   continuing
   operations
   before
   income taxes...... $   663   $ 5,599   $ 8,288   $(3,650)   $ 7,033   $4,276   $ 8,454   $2,861   $(8,665)   $(59,218)   $ 7,152
Fixed charges........  26,595    21,659     3,691    34,840      5,820    1,900     3,149    4,869    11,261       9,902      8,996
Less interest
   capitalized.......      --        --        --      (500)      (500)      --        --       --        --          --         --
                      -------   -------   -------   -------    -------   ------   -------   ------   -------    --------    -------
Earnings............. $27,258   $27,258   $11,979   $30,690    $12,353   $6,176   $11,603   $7,730   $ 2,596    $(49,316)   $16,148
                      =======   =======   =======   =======    =======   ======   =======   ======   =======    ========    =======

Interest including
   amortization of
   debt issuance
   expense........... $22,086   $17,150   $ 2,073   $28,076    $ 2,751   $1,288   $ 2,488   $4,339   $10,062    $  8,422    $ 7,702
Interest
   capitalized.......      --        --        --       500        500       --        --       --        --          --         --
Portion of rents
   representative
   of interest.......   4,509     4,509     1,618     6,264      2,569      612       661      530     1,199       1,480      1,294
                      -------   -------   -------   -------    -------   ------   -------   ------   -------    --------    -------
Fixed Charges........ $26,595   $21,659   $ 3,691   $34,840    $ 5,820   $1,900   $ 3,149   $4,869   $11,261    $  9,902    $ 8,996
                      =======   =======   =======   =======    =======   ======   =======   ======   =======    ========    =======

Ratio of earnings
   to fixed charges..   1.02x     1.26x     3.25x        --      2.12x    3.25x     3.68x    1.58x        --          --      1.80x

Amount by which
   earnings are
   inadequate to
   cover fixed
   charges........... $                             $ 4,150                                          $ 8,665    $ 59,218
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